Exhibit 99

NIC Earns Eight Cents Per Share in First Quarter 2011; Total Revenues Increase 12 Percent

Transaction-based portal revenues and federal Pre-Employment Screening Program drive strong results

OLATHE, Kan.--(BUSINESS WIRE)--May 2, 2011--NIC Inc. (NASDAQ: EGOV), the leading provider of official state eGovernment services, today announced net income of $5.1 million and earnings per share of eight cents on total revenues of $42.7 million for the three months ended March 31, 2011. Operating income increased to $8.5 million for the quarter as compared to $5.6 million for the prior year quarter. In the first quarter of 2010, the company reported net income of $3.3 million and earnings per share of five cents on total revenues of $38.3 million.

Quarterly portal revenues were a record $40.4 million, a 9 percent increase over first quarter 2010. For the quarter, all portal revenues were included in the same-state category. Transaction-based revenues from non-driver record (non-DMV) services rose 23 percent over first quarter 2010 through strong performance from several key services, including tax filings, court-related transactions, motor vehicle registrations, and payment processing. DMV revenues increased 2 percent in the first quarter of 2011, while portal management revenues grew 8 percent. Portal time & materials revenues decreased 16 percent from the first quarter of 2010, reflecting ongoing state government budget challenges, which have caused some project delays, and a few significant projects in the prior year quarter. NIC’s portal gross profit percentage was 37 percent in both the current and prior year quarters. Cost of portal revenues includes approximately $0.4 million in portal-related start-up expenses in the current quarter as compared to $0.2 million in the prior year quarter.

Software & services revenues were $2.4 million in the current quarter, up 122 percent from the prior year quarter, driven by increased adoption from the Company’s self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration to operate the Pre-Employment Screening Program (PSP). Launched in May 2010, the PSP generated approximately $1.3 million in revenues in the first quarter of 2011.

“In the first quarter, our portal business produced healthy results and again demonstrated the uncanny ability to innovate and grow,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “I’m also pleased to see continued growth of the federal PSP. We are encouraged by the growing demand for this service from the trucking industry.”

As a percentage of total revenues, selling & administrative expenses were 16 percent in the current quarter, down from 19 percent in the first quarter of 2010. Selling & administrative expenses were $6.7 million in the current quarter, down from $7.3 million in the first quarter of 2010. The Company incurred approximately $0.8 million in legal fees and other third-party costs in the first quarter of 2011 in connection with the previously disclosed SEC investigation and related matters. However, these costs were offset by approximately $1.2 million of reimbursement from the Company’s directors’ and officers’ liability insurance carrier. Selling & administrative expenses in the prior year quarter included approximately $0.7 million of costs related to the SEC matter, and no insurance reimbursements.

“Our transaction-based state and local portal services continue to produce solid results, with combined DMV and non-DMV transactional revenues growing 12 percent on a same-state basis for the quarter,” said Steve Kovzan, NIC’s Chief Financial Officer. “Also, our federal transaction-based PSP service continues to perform better with each passing quarter.”

Operational Highlights

During the first quarter, agreements were finalized to secure the primary funding source in Mississippi, making it the latest state to contract with the company for self-funded online government services. This concludes the process that began with a competitive bid through which the state of Mississippi awarded NIC a five-year contract that runs through December 2015, and includes options for the government to extend the contract for up to six years.

“An exciting development for the quarter was to welcome Mississippi as a new NIC partner,” said Herington. “Every citizen and business in this country deserves useful, engaging, and efficient access to state government. Our team in Jackson is already working on ways to make the interaction between Mississippi and its citizens the best it can be.”

The state of Tennessee renewed its contract with NICUSA’s Tennessee Division. The new contract runs through September 2014, with options for the government to extend the contract for up to 18 months.

First Quarter Earnings Call and Webcast Details

Dial-In Information

Monday, May 2, 2011

4:30 p.m. (EDT)

Call bridge:	877-941-8609 (U.S. callers) or 480-629-9819 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of the Webcast will be available until 11 p.m. (EST) on Nov. 2, 2011, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include the potential for growth in revenues and income, and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to successfully increase the adoption and use of eGovernment services; the success of the company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; pending litigation involving the Company; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended
	March 31,
	2011	2010
Revenues:
Portal revenues	$ 40,355	$ 37,186
Software & services revenues	2,379	1,071
Total revenues	42,734	38,257
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	25,421	23,295
Cost of software & services revenues, exclusive of depreciation & amortization	997	929
Selling & administrative	6,686	7,303
Amortization of acquisition-related intangible assets	81	81
Depreciation & amortization	1,084	1,082
Total operating expenses	34,269	32,690
Operating income	8,465	5,567
Other income:
Interest income	1	1
Other income, net	2	-
Total other income	3	1
Income before income taxes	8,468	5,568
Income tax provision	3,413	2,245
Net income	$ 5,055	$ 3,323

Basic net income per share	$ 0.08	$ 0.05
Diluted net income per share	$ 0.08	$ 0.05

Weighted average shares outstanding
Basic	63,771	63,267
Diluted	63,831	63,340

Key Financial Metrics:
Revenue growth - outsourced portals	9%	41%
Same state revenue growth - outsourced portals	9%	6%
Recurring portal revenue percentage	92%	89%
Gross profit % - outsourced portals	37%	37%
Revenue growth - software & services	122%	6%
Gross profit % - software & services	58%	13%
Selling & administrative as a % of total revenue	16%	19%
Operating income as a % of total revenue	20%	15%

Portal Revenue Analysis:
DMV transaction-based	$ 16,699	$ 16,396
Non-DMV transaction-based	18,309	14,943
Portal software & services	3,309	3,957
Portal management	2,038	1,890
Total portal revenues	$ 40,355	$ 37,186

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$50,996	$51,687
Trade accounts receivable	40,546	42,059
Deferred income taxes, net	957	872
Prepaid expenses & other current assets	8,287	5,920
Total current assets	100,786	100,538

Property and equipment, net	7,049	6,758
Intangible assets, net	1,400	1,539
Deferred income taxes, net	1,835	2,298
Other assets	231	243
Total assets	$111,301	$111,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,662	$41,599
Accrued expenses	11,713	14,464
Other current liabilities	446	694
Total current liabilities	49,821	56,757

Other long-term liabilities	1,231	1,350
Total liabilities	51,052	58,107

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
63,971 and 63,706 shares issued and outstanding	6	6
Additional paid-in capital	109,860	107,935
Accumulated deficit	(49,617)	(54,672)
Total stockholders' equity	60,249	53,269
Total liabilities and stockholders' equity	$111,301	$111,376

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2011	63,706	$6	$107,935	$(54,672)	$53,269
Net income	-	-	-	5,055	5,055
Restricted stock vestings	240	-	120	-	120
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(79)	-	(848)	-	(848)
Stock-based compensation	-	-	1,291	-	1,291
Tax deductions relating to stock-based
compensation	-	-	483	-	483
Unvested dividend equivalents on performance-based
restricted stock awards	-	-	227	-	227
Issuance of common stock under
employee stock purchase plan	104	-	652	-	652
Balance, March 31, 2011	63,971	$6	$109,860	$(49,617)	$60,249

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three-months ended
	March 31,
	2011	2010

Cash flows from operating activities:
Net income	$5,055	$3,323
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of acquisition-related intangible assets	81	81
Depreciation & amortization	1,084	1,082
Stock-based compensation expense	1,291	1,040
Deferred income taxes	378	144
Gain on disposal of property and equipment	(2)	-
Changes in operating assets and liabilities:
Decrease in trade accounts receivable	1,513	208
(Increase) in prepaid expenses & other current assets	(2,367)	(1,869)
(Increase) decrease in other assets	12	(32)
(Decrease) in accounts payable	(3,937)	(5,054)
(Decrease) in accrued expenses	(3,599)	(1,941)
(Decrease) in other current liabilities	(128)	(357)
Increase (decrease) in other long-term liabilities	108	(29)
Net cash used in operating activities	(511)	(3,404)
Cash flows from investing activities:
Purchases of property and equipment	(1,234)	(850)
Capitalized internal use software development costs	(81)	(135)
Net cash used in investing activities	(1,315)	(985)
Cash flows from financing activities:
Cash dividends on common stock	-	(19,312)
Proceeds from employee common stock purchases	652	682
Tax deductions related to stock-based compensation	483	61
Net cash provided by (used in) financing activities	1,135	(18,569)
Net decrease in cash and cash equivalents	(691)	(22,958)
Cash and cash equivalents, beginning of period	51,687	68,632
Cash and cash equivalents, end of period	$50,996	$45,674
Other cash flow information:
Income taxes paid	$3,000	$3,137

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@egov.com